Morgan Stanley Prime Income Trust

Item 77E		Legal Proceedings

		On November 14, 2001, an alleged class action lawsuit was filed on behalf of certain investors in Morgan Stanley
Prime Income Trust alleging that, during the period
November 1, 1998 through April 26, 2001, the Trust, its investment advisor and a related entity, its administrator, certain of its officers, and certain of its Trustees violated certain provisions of the Securities Act of 1933 and common law by allegedly misstating the Trust's net asset value in the prospectus, registration statement and financial reports. Each of the defendants believes the lawsuit to be without merit and intends to vigorously contest the action.